February 18, 2008
Via Email
Robert Matheson
Technical Manager
DuPont Nonwovens
5401 Jefferson Davis Highway
Spot 197
Richmond, Virginia 23234
     Re: Offer to Become a Member of the Scientific Advisory Board Ecology Coatings, Inc.
Dear Mr. Matheson,
On behalf of Ecology Coatings, Inc., I would like to extend you an offer to become Chairman of the Company’s Scientific Advisory Board (the “Board”). Your acceptance of this offer may be evidenced by your signature below. Should you accept, your term as Chairman will begin immediately therewith (the “Acceptance Date”).
As consideration for your commitment to serve as Chairman, the Company will issue you options to purchase one hundred thousand (100,000) shares of Ecology Coatings common stock within five (5) days of the Acceptance Date. The options shall be exercisable as follows: 25% as of the Acceptance Date; 50% as of six (6) months from the Acceptance Date; 75% as of twelve (12) months from the Acceptance Date, and; 100% as of eighteen (18) months from the Acceptance Date. The options shall carry an exercise price equal to $2.05.
Your term as Chairman will last indefinitely, but not less than one (1) year from the date of acceptance. Notwithstanding the foregoing, either party hereto may terminate this agreement upon five (5) day’s written notice to the other party. For each subsequent year of service, the Company will issue you options to purchase an additional ten thousand (10,000) shares of Ecology Coatings’ common stock, exercisable twelve (12) months therefrom at a price equal to the market price on each successive anniversary of the Acceptance Date.
In your capacity as Chairman, you will manage the affairs of the Board. Expected duties will include, without limitation; making recommendations to the Company as to potential additions to the Board; upon the request of the Board of Directors or the officers of the Company, speaking and/or corresponding with various third parties with regards to Ecology Coatings and its technology; upon request of the Board of Directors, participating by telephone in Board of Directors’ meeting and meetings of shareholders. Both the Board itself, and your participation thereon is an honorary position. The Board holds no formal authority to bind the Company.
Finally, you further acknowledge and represent to the Company that in accepting this offer, you are not violating any term or condition of your employment with DuPont and that this offer has been reviewed or otherwise vetted by the proper compliance and/or legal personnel.
Thank you for your time in addressing this matter. We look forward to your response.

Yours very truly, Adam S. Tracy, Esq. Vice President, General Counsel

Accepted this ___ day of , 2008

Robert Matheson